Exhibit 99.1


        Rogers Corporation Announces Divisional Restructuring


    ROGERS, Conn.--(BUSINESS WIRE)--June 13, 2007--Rogers Corporation (NYSE:ROG) today announced a plan to restructure its Custom Electrical Components reporting segment workforce and reduce other related costs. As previously announced in the Company's May 2, 2007, press release, program terminations in the portable communications market related to Custom Electrical Component products accelerated at a pace greater than expected in the first quarter. This effect, in combination with a reduced outlook for future market demand for the Company's keypad backlight lamps, will result in a significant employee reduction and may cause impairment of related assets associated with such operations.

    The Custom Electrical Components segment sales, which includes the Durel Division's electroluminescent (EL) products as well as power distribution component products, consisted of approximately 33% of overall Company revenues in 2006. The Company's Durel Division manufactures EL lamps and designs semiconductor inverter chips for powering EL lamps. The majority of Durel's sales are for applications that backlight keypads in thin form factor cell phones.

    Although Rogers sells EL products to all the major cell phone manufacturers, the current outlook for existing and future programs has changed from previous expectations. Based on the significant reduction in the sales forecast, the Company has initiated plans to shift additional production to its China facility, which is currently operating below capacity, and significantly reduce the overhead and support functions in Durel's U.S. facility. As a result, it was determined that these factors qualify as indicators of impairment under generally accepted accounting principles (GAAP) and that assets associated with this operating unit may require impairment charges, which could affect the Company's second quarter 2007 GAAP earnings. These assets currently have book value of approximately $24 million, and are comprised of land, a building, equipment, unamortized technology licenses, and inventory. The amount of any impairment charge will not be known until the Company completes a full assessment with the assistance of an independent third-party valuation specialist. The Company will disclose the results of the assessment as soon as practical including any such impairment amount or range.

    Robert D. Wachob, Rogers' President and CEO, commented, "Although the success of our keypad backlighting lamp products in the past three years is an achievement we are quite proud of, given the current outlook of reduced future demand, it is necessary for us to streamline this business."

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference from the Rogers Corporation 2006 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of June 13, 2007, and Rogers undertakes no duty to update this information unless required by law.


    CONTACT: Rogers Corporation
             Editorial and Investor Contact:
             Edward J. Joyce, 860-779-5705
             Fax: 860-779-5509
             edward.joyce@rogerscorporation.com
             www.rogerscorporation.com